 Exhibit 3.1

Certificate of Designations

of

Fixed Rate Noncumulative Perpetual Preferred Stock, Series I

of

The Allstate Corporation

The Allstate Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, does hereby certify:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), by the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, the Board authorized the issuance and sale by the Corporation of shares of its preferred stock and the formation of a Pricing Committee (the “Committee”) at a meeting duly convened and held on September 26, 2019, and pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board, the Committee adopted the following resolution by written consent on November 4, 2019, creating a series of 12,000 shares of preferred stock of the Corporation designated as “Fixed Rate Noncumulative Perpetual Preferred Stock, Series I”.

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Corporation and applicable law, a series of preferred stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences, and relative participating, optional, or other rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series, are as follows:

Section 1.              Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed Rate Noncumulative Perpetual Preferred Stock, Series I” (the “Series I Preferred Stock”). Each share of Series I Preferred Stock shall be identical in all respects to every other share of Series I Preferred Stock.

Section 2.              Number of Shares. The authorized number of shares of Series I Preferred Stock shall be 12,000. Shares of Series I Preferred Stock that are purchased or otherwise acquired by the Corporation shall not be reissued as shares of such series and shall become authorized but unissued shares of preferred stock.

Section 3.              Definitions. As used herein with respect to Series I Preferred Stock:

(a)           “Agent Members” has the meaning set forth in Section 11(b).

(b)           “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

(c)           “Bylaws” means the Amended and Restated Bylaws of the Corporation, as the same may be amended from time to time.

(d)           “Certificate of Designations” means the Certificate of Designations relating to the Series I Preferred Stock, as it may be amended from time to time.

(e)           “Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as the same may be amended from time to time, and shall include the Certificate of Designations.

(f)            “Certificated Series I Preferred Stock” has the meaning set forth in Section 10(a).

(g)           “Commission” means the United States Securities and Exchange Commission.

(h)           “Common Stock” means the common stock, par value $0.01 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.

(i)            “Depositary Shares” means the depositary shares, each representing a one-thousandth (1/1,000th) interest in a share of the Series I Preferred Stock, evidenced by depositary receipts.

(j)            “Dividend Declaration and Payment Restrictions” has the meaning set forth in Section 5(f).

(k)           “Dividend Disbursement Agent” means Equiniti Trust Company, in its capacity as dividend disbursement agent.

(l)            “Dividend Parity Stock” means any other class or series of stock of the Corporation that ranks on parity with the Series I Preferred Stock in the payment of dividends and in the distribution of assets upon any liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

(m)          “Dividend Payment Date” has the meaning set forth in Section 5(b).

(n)           “Dividend Period” means each period from and including a Dividend Payment Date, to, but excluding, the next successive Dividend Payment Date; provided, that the first Dividend Period will be the period from and including November 8, 2019 to, but excluding, the first Dividend Payment Date; provided further, that for any share of Series I Preferred Stock issued after the date of original issue of the Series I Preferred Stock, the first Dividend Period for such shares may commence on and include such other date as the Board or a duly authorized committee of the Board shall determine and publicly disclose.

(o)           “Dividend Rate” has the meaning set forth in Section 5(a).

(p)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)           “Global Depositary” has the meaning set forth in Section 10(b).

(r)            “Global Legend” has the meaning set forth in Section 10(b).

(s)           “Global Series I Preferred Stock” has the meaning set forth in Section 10(b).

(t)           The terms “Holder” and “Holder of Series I Preferred Stock” each mean a Person in whose name one or more shares of the Series I Preferred Stock are registered.

(u)           “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series I Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

(v)           “Liquidation Preference Amount” means $25,000 per share of Series I Preferred Stock.

(w)          “Nonpayment Event” has the meaning specified in Section 9(b).

(x)           “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(y)           “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series I Preferred Stock.

(z)            “Preferred Stock Directors” has the meaning specified in Section 9(b).

(aa)         “Rating Agency” means any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company.

(bb)         “Rating Agency Event” means that any Rating Agency amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series I Preferred Stock, which amendment, clarification or change results in (a) the shortening of the length of time the Series I Preferred Stock is assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Series I Preferred Stock would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Series I Preferred Stock; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Series I Preferred Stock by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Series I Preferred Stock.

(cc)         “Redemption Date” means any date fixed for redemption in accordance with Section 7.

(dd)         “Registrar” means Equiniti Trust Company, in its capacity as registrar.

(ee)          “Regulatory Capital Event” means the Corporation’s good faith determination that, as a result of:

•	any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Corporation’s regulatory capital that is enacted or becomes effective after the initial issuance of the Series I Preferred Stock,

•	any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Series I Preferred Stock, or

•	any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of the Series I Preferred Stock, there is more than an insubstantial risk that the liquidation preference per share of the Series I Preferred Stock outstanding from time to time would not qualify as capital (or a substantially similar concept) for purposes of any group capital standard to which the Corporation is or will be subject.

(ff)         “Series I Preferred Stock” has the meaning set forth in Section 1.

(gg)        “Senior Stock” means any other class or series of stock of the Corporation ranking senior to the Series I Preferred Stock with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

(hh)       “Transfer Agent” means Equiniti Trust Company, in its capacity as transfer agent.

(ii)          “Voting Parity Stock” means, with regard to any election or removal of a Preferred Stock Director or any other matter as to which the holders of Series I Preferred Stock are entitled to vote as specified in Section 9, any and all series of Preferred Stock (other than the Series I Preferred Stock) that rank equally with the Series I Preferred Stock as to the payment of dividends, whether bearing dividends on a non-cumulative or cumulative basis, including, but not limited to, any Dividend Parity Stock, and having voting rights equivalent to those described in Section 9(b).

Section 4.              Ranking. The Series I Preferred Stock will rank senior to the Common Stock and all other Junior Stock, senior to or on a parity with each other series of Preferred Stock (except for any Senior Stock that may be issued upon the requisite vote or consent of the holders of at least a two-thirds of the shares of the Series I Preferred Stock at the time outstanding and entitled to vote and the requisite vote or consent of all other series of Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of the business and affairs of the Corporation, and junior to all existing and future indebtedness and other non-equity claims on the Corporation.

Section 5.              Dividends.

(a)            Holders of Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of funds or property legally available therefor under the General Corporation Law of the State of Delaware, noncumulative cash dividends on the Liquidation Preference Amount at an annual rate equal to 4.750% (the “Dividend Rate”) on each Dividend Payment Date for each Dividend Period.

Holders of the Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series I Preferred Stock as specified in this Section 5 (subject to the other provisions herein).

(b)           If declared by the Board or a duly authorized committee of the Board, the Corporation shall pay dividends on the Series I Preferred Stock on a noncumulative basis quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, beginning on January 15, 2020 (each a “Dividend Payment Date”). If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next succeeding Business Day without any adjustment to the amount of dividends paid. Dividends payable on the Series I Preferred Stock shall be computed by the Dividend Disbursement Agent on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series I Preferred Stock shall cease to accrue on the Redemption Date, if any, unless the Corporation defaults in the payment of the redemption price of the shares of the Series I Preferred Stock called for redemption in accordance with Section 7.

(c)            Dividends on the Series I Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend on the Series I Preferred Stock in respect of a Dividend Period, then no dividend will be deemed to have accrued for such Dividend Period, be payable on the related Dividend Payment Date, or accumulate, and the Corporation shall have no obligation to pay any dividend accrued for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend on the Series I Preferred Stock or any other series of Preferred Stock or on the Common Stock for any future Dividend Period.

(d)            Dividends that are payable on any Dividend Payment Date will be payable to Holders on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date as shall be fixed by the Board or a duly authorized committee of the Board that shall not be more than sixty (60) nor less than ten (10) days before the applicable Dividend Payment Date.

(e)            During a Dividend Period, so long as any share of Series I Preferred Stock remains outstanding:

(i)	no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Junior Stock, other than (x) a dividend payable solely in Junior Stock or (y) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

(ii)	no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (v) as a result of a reclassification of Junior Stock for or into other Junior Stock, (w) the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (x) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (y) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged and (z) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(iii)	no shares of Dividend Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of Series I Preferred Stock and such Dividend Parity Stock (other than the exchange or conversion of such Dividend Parity Stock for or into shares of Junior Stock);

unless, in each case, the full dividends for the preceding Dividend Period on all outstanding shares of Series I Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside and any declared but unpaid dividends for any prior Dividend Period have been paid.

(f)            When dividends are not paid in full upon the shares of Series I Preferred Stock and any Dividend Parity Stock (except, (i) with respect to the Corporation’s outstanding Preferred Stock, as a result of the restrictions on declaration and payment of dividends contained in the applicable certificate of designations for such outstanding Preferred Stock (“Dividend Declaration and Payment Restrictions”), or (ii) with respect to any future Dividend Parity Stock that contains Dividend Declaration and Payment Restrictions, as a result of such Dividend Declaration and Payment Restrictions), all dividends declared upon shares of Series I Preferred Stock and any Dividend Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period and any prior Dividend Periods for which dividends were declared but not paid, per share on the Series I Preferred Stock, and accrued dividends, including any accumulations, on any Dividend Parity Stock, bear to each other. The Corporation may pay dividends on the Series I Preferred Stock, which does not include Dividend Declaration and Payment Restrictions, for periods during which the Corporation may not be able to pay dividends on its outstanding Preferred Stock as a result of Dividend Declaration and Payment Restrictions in such outstanding Preferred Stock.

(g)           Subject to the considerations described in this Section 5, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on any securities, including Common Stock, any other Junior Stock and any Dividend Parity Stock from time to time out of any assets legally available for such payment, and the Holders of Series I Preferred Stock shall not be entitled to participate in any such dividend.

Section 6.              Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of a liquidation, dissolution, or winding-up of the business and affairs of the Corporation, whether voluntary or involuntary, Holders of Series I Preferred Stock are entitled to receive in full a liquidating distribution of the Liquidation Preference Amount, plus dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, before the Corporation makes or sets aside any distribution of assets to the holders of Common Stock or any other Junior Stock. Holders of Series I Preferred Stock shall not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)           Partial Payment. In the event of a liquidation, dissolution, or winding-up of the business and affairs of the Corporation, whether voluntary or involuntary, if the assets of the Corporation are not sufficient to pay the Liquidation Preference Amount plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, in full to all Holders of Series I Preferred Stock and all holders of Dividend Parity Stock as to such distribution with the Series I Preferred Stock, the amounts paid to the Holders of Series I Preferred Stock and any holders of Dividend Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders, plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends.

(c)           Residual Distributions. In the event of any liquidation, dissolution, or winding-up of the business and affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference Amount plus any dividends that have been declared but not paid prior to the date of payment of distributions to shareholders, without regard to any undeclared dividends, has been paid in full to all Holders of Series I Preferred Stock and any Dividend Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)           Merger, Consolidation, and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the Holders of Series I Preferred Stock receive cash, securities, or property for their shares, or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation, shall not constitute a liquidation, dissolution, or winding-up of the business and affairs of the Corporation.

Section 7.              Redemption. The Series I Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions. Holders of Series I Preferred Stock shall have no right to require the redemption or repurchase of any shares of Series I Preferred Stock.

(a)           Optional Redemption. The Corporation, at its option, may, upon notice given as provided in Section 7(b), redeem the Series I Preferred Stock:

(i)	in whole but not in part at any time prior to January 15, 2025, within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to $25,500 per share of Series I Preferred Stock, plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the Redemption Date; or

(ii)	(a) in whole but not in part at any time prior to January 15, 2025, within 90 days after the occurrence of a Regulatory Capital Event, or (b) in whole or in part, from time to time, on any Dividend Payment Date on or after January 15, 2025, in each case, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the Redemption Date.

If the Corporation becomes subject to capital regulation and the Preferred Stock is included in the Corporation’s regulatory capital, the redemption of the Preferred Stock and the Depositary Shares may be subject to the Corporation’s receipt of any required prior approval from a capital regulator and to the satisfaction of any conditions set forth in applicable capital rules and any other regulations of such capital regulator.

Dividends will cease to accrue on the shares of the Series I Preferred Stock called for redemption from and including the Redemption Date. No Holders of Series I Preferred Stock shall have the right to require the redemption or repurchase of the Series I Preferred Stock.

(b)           Redemption Procedures. If shares of the Series I Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, addressed to the Holders of Series I Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation, mailed not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for redemption thereof (provided, that if the Series I Preferred Stock or any depositary shares representing interests in the Series I Preferred Stock are held in book-entry form through the Global Depositary, the Corporation may give such notice in any manner permitted by such facility). Any notice mailed or otherwise given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the Holder receives the notice, and failure to duly give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any Holder of the Series I Preferred Stock designated for redemption will not affect the validity of the redemption of any other shares of the Series I Preferred Stock. Each notice of redemption shall include a statement setting forth: (i) the Redemption Date; (ii) the number of shares of the Series I Preferred Stock to be redeemed and, if less than all the shares held by the Holder of Series I Preferred Stock are to be redeemed, the number of shares of Series I Preferred Stock to be redeemed from the Holder; (iii) the redemption price or the manner of its calculation; and (iv) the place or places where the certificate evidencing shares of Series I Preferred Stock are to be surrendered for payment of the redemption price.

(c)            Effectiveness of Redemption. If notice of redemption of any shares of Series I Preferred Stock has been duly given and if, on or before the redemption date specified in the notice, the funds necessary for such redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of any shares of Series I Preferred Stock so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, dividends will cease to accrue on such shares of Series I Preferred Stock, such shares of Series I Preferred Stock shall no longer be deemed outstanding, and all rights of the Holders of such shares (including the right to receive any dividends) shall terminate, except the right to receive the redemption price.

(d)           Partial Redemption. In case of any redemption of only part of the shares of the Series I Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board or a duly authorized committee of the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series I Preferred Stock shall be redeemed from time to time.

Section 8.              Maturity. The Series I Preferred Stock shall be perpetual unless redeemed by the Corporation in accordance with Section 7.

Section 9.              Voting Rights.

(a)           General. The Holders of Series I Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)           Right to Elect Two Directors Upon Nonpayment. If and whenever the dividends on the Series I Preferred Stock and any other class or series of Voting Parity Stock have not been declared and paid (i) in the case of the Series I Preferred Stock and any other class or series of Voting Parity Stock bearing non-cumulative dividends, in full for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of any class or series of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six (6) quarterly dividend periods or their equivalent (whether or not consecutive) (a “Nonpayment Event”), the number of directors then constituting the Board shall automatically be increased by two and the Holders of Series I Preferred Stock, together with the Holders of any outstanding shares of Voting Parity Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).

In the event that the Holders of Series I Preferred Stock and such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series I Preferred Stock and each other series of Voting Parity Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series I Preferred Stock or Voting Parity Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 12 below, or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series I Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series I Preferred Stock Holder shall have access to the Corporation’s stock ledger.

When dividends have been paid in full on the Series I Preferred Stock and any and all series of non-cumulative Voting Parity Stock (other than the Series I Preferred Stock) for at least one year after a Nonpayment Event and all dividends on any cumulative Voting Parity Stock have been paid in full, then the right of the holders of Series I Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event, which, for the avoidance of doubt, will not be based on the failure to declare or pay dividends for any quarter period on which a prior Nonpayment Event was based), and, if and when any rights of holders of Series I Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series I Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series I Preferred Stock and such Voting Parity Stock for which dividends have not been paid, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote.

(c)           Other Voting Rights. So long as any shares of Series I Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series I Preferred Stock, voting separately as a class, at the time outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to:

(i)	authorize or increase the authorized amount of, or issue shares of any class or series of Senior Stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii)	amend the provisions of the Certificate of Incorporation so as to adversely affect the powers, preferences, privileges, or rights of the Series I Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series I Preferred Stock or authorized Common Stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of Preferred Stock ranking equally with or junior to the Series I Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution, or winding-up of the business and affairs of the Corporation shall not be deemed to adversely affect the powers, preferences, privileges, or rights of the Series I Preferred Stock, and each Holder, by its acceptance of any shares of Series I Preferred Stock, is, to the fullest extent permitted by law, deemed to consent and authorizes the Corporation, the Board, and any committee of the Board to take any action to effect any such increase, creation, or issuance; or

(iii)	consolidate with or merge into any other corporation unless the shares of Series I Preferred Stock outstanding at the time of such consolidation or merger or sale are converted into or exchanged for preference securities having such rights, preferences, privileges, and voting powers, taken as a whole, as are not materially less favorable to the Holders than the rights, preferences, privileges, and voting powers of the Series I Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series I Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the Holders of Series I Preferred Stock to effect such redemption as provided in Section 7(c).

(d)           Changes for Clarification. Without the consent of the Holders of Series I Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges, voting powers, limitations, or restrictions of the Series I Preferred Stock, taken as a whole, the Corporation may, to the fullest extent permitted by law, amend, alter, supplement, or repeal any term of the Series I Preferred Stock:

(i)	to cure any ambiguity, or to cure, correct, or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent; or

(ii)	to make any provision with respect to matters or questions arising with respect to the Series I Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations.

(e)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series I Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), soliciting and using proxies at such a meeting, obtaining written consents, and any other aspect or matter with regard to such a meeting or such consents shall be those adopted by the Board or a duly authorized committee of the Board, in its discretion, from time to time, and shall conform to the requirements of the Certificate of Incorporation, the Bylaws, applicable law, and any national securities exchange or other trading facility on which the Series I Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority, or other portion of the shares of Series I Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the Holders of shares of Series I Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the shares voted or covered by the consent.

Section 10.            Form.

(a)            Certificated Series I Preferred Stock. The Series I Preferred Stock shall initially be issued in the form of one or more definitive shares in fully registered form in substantially the form attached to the Certificate of Designations as Exhibit A (“Certificated Series I Preferred Stock”), which is incorporated in and expressly made a part of the Certificate of Designations. Each Certificated Series I Preferred Stock shall reflect the number of shares of Series I Preferred Stock represented thereby, and may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Each Certificated Series I Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Corporation in a written instrument to the Registrar.

(b)            Global Series I Preferred Stock. If The Depositary Trust Company or another depositary reasonably acceptable to the Corporation (the “Global Depositary”) is willing to act as depositary for the Global Series I Preferred Stock, a Holder who is an Agent Member may request the Corporation to issue one or more shares of Series I Preferred Stock in global form with the global legend (the “Global Legend”) as set forth on the form of Series I Preferred Stock certificate attached to the Certificate of Designations as Exhibit A (“Global Series I Preferred Stock”), in exchange for the Certificated Series I Preferred Stock held by such Holder, with the same terms and of equal aggregate Liquidation Preference Amount. The Global Series I Preferred Stock may have notations, legends, or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend, or endorsement is in a form acceptable to the Corporation). Any Global Series I Preferred Stock shall be deposited on behalf of the Holders of the Series I Preferred Stock represented thereby with the Registrar, at the principal office of the Registrar at which at any particular time its registrar business is administered, which is currently located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120, as custodian for the Global Depositary, and registered in the name of the Global Depositary or a nominee of the Global Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Series I Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Global Depositary or its nominee as hereinafter provided. This Section 10(b) shall apply only to Global Series I Preferred Stock deposited with or on behalf of the Global Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 10(b), countersign and deliver any Global Series I Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Global Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Global Depositary pursuant to an agreement between the Global Depositary and the Registrar. Members of, or participants in, the Global Depositary (“Agent Members”) shall have no rights under the Certificate of Designations, with respect to any Global Series I Preferred Stock held on their behalf by the Global Depositary or by the Registrar as the custodian for the Global Depositary, or under such Global Series I Preferred Stock, and the Global Depositary may be treated by the Corporation, the Registrar, and any agent of the Corporation or the Registrar as the absolute owner of such Global Series I Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar, or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy, or other authorization furnished by the Global Depositary or impair, as between the Global Depositary and its Agent Members, the operation of customary practices of the Global Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series I Preferred Stock. The Holder of the Global Series I Preferred Stock may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Series I Preferred Stock, the Certificate of Designations, or the Certificate of Incorporation. Owners of beneficial interests in Global Series I Preferred Stock shall not be entitled to receive physical delivery of Certificated Series I Preferred Stock, unless (x) the Global Depositary notifies the Corporation that it is unwilling or unable to continue as Global Depositary for the Global Series I Preferred Stock and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days or (y) the Global Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Global Depositary within 90 days. In any such case, the Global Series I Preferred Stock shall be exchanged in whole for Certificated Series I Preferred Stock, with the same terms and of an equal aggregate Liquidation Preference Amount, and such Certificated Series I Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Global Depositary in a written instrument to the Registrar.

Section 11.            Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent for the Series I Preferred Stock may deem and treat the record holder of any share of Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 12.            Notices. All notices or communications in respect of Series I Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Certificate of Designations, in the Certificate of Incorporation or Bylaws, or by applicable law.

Section 13.            No Preemptive Rights. No share of Series I Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights, or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights, or options, may be designated, issued, or granted.

Section 14.            Other Rights. The shares of Series I Preferred Stock shall not have any voting powers, preferences, or relative participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, The Allstate Corporation has caused this certificate to be signed by Michael A. Pedraja, its Senior Vice President and Treasurer, this November 6, 2019.

The Allstate Corporation

By	/s/ Michael A. Pedraja
Name:	Michael A. Pedraja
Title:	Senior Vice President and Treasurer

[Signature Page to Certificate of Designations (Series I Preferred)]

Exhibit A

[Include for Global Series I Preferred Stock:

FORM OF FACE OF SERIES I PREFERRED STOCK

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ALLSTATE CORPORATION OR EQUINITI TRUST COMPANY, AS TRANSFER AGENT (THE “TRANSFER AGENT”), AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SERIES I PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SERIES I PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE RELATED CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

The Allstate Corporation

Incorporated under the laws of

the State of Delaware

CUSIP: 020002 796 ISIN: US0200027961	Fixed Rate Noncumulative Perpetual Preferred Stock, Series I	shares

Certificate Number: 001

THIS CERTIFICATE IS TRANSFERRABLE IN

NEW YORK, NY

This is to certify that                                                is the registered owner of                   fully paid and non-assessable shares of Fixed Rate Noncumulative Perpetual Preferred Stock, Series I, $1.00 par value per share, $25,000 liquidation preference per share, of The Allstate Corporation, a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.

[Signature Page Follows]

Witness the seal of the Corporation and the signatures of its duly authorized officers.

Dated:

The Allstate Corporation

By:
Name:
Title:

By:
Name:
Title:

[REVERSE OF CERTIFICATE]

The Allstate Corporation

The Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative participating, optional or special rights of the class of stock or series thereof of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights. Such request should be addressed to the Corporation or Equiniti Trust Company, the Transfer Agent.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common
TEN ENT -	as tenants by the entireties
JT TEN -	as joint tenants with rights of survivorship and not as tenants in common
UNIF GIFT MIN ACT	Custodian

	(Cust)	(Minor)

under Uniform Gift to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

For Value Received, the undersigned hereby sells, assigns and transfers unto

(PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS,

INCLUDING ZIP CODE OF ASSIGNEE)

___________________ Shares

of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint _________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated: ________________

NOTICE: THE SIGNATURE TO THE ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.

Signature(s) Guaranteed: ____________________________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934.